Exhibit 99.1

ULTA BEAUTY ANNOUNCES FOURTH QUARTER FISCAL 2023 RESULTS

Net Sales of $3.6 Billion Compared to $3.2 Billion in the Year-Ago Quarter

Comparable Sales Increased 2.5%

Net Income of $394.4 Million or $8.08 Per Diluted Share

Bolingbrook, IL – March 14, 2024 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the fourteen-week period (“fourth quarter”) and fifty-three-week period (“fiscal year”) ended February 3, 2024, both of which contain one extra week (“53rd week”) versus the comparable thirteen-week and fifty-two-week periods ended January 28, 2023.

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	February 3,	January 28,	February 3,	January 28,
(Dollars in millions, except per share data)	2024	2023	2024	2023
Net sales	$3,554.3	$3,226.8	$11,207.3	$10,208.6
Comparable sales (1)	2.5%	15.6%	5.7%	15.6%
Gross profit (as a percentage of net sales)	37.7%	37.6%	39.1%	39.6%
Selling, general and administrative expenses	$820.4	$762.7	$2,694.6	$2,395.3
Operating income (as a percentage of net sales)	14.5%	13.9%	15.0%	16.1%
Diluted earnings per share	$8.08	$6.68	$26.03	$24.01
New store openings, net	11	12	30	47

(1)	Comparable sales are based on a comparable number of weeks from the prior year.

“We closed out a strong 2023 with better-than-expected fourth quarter financial performance. Our compelling holiday plans and thoughtfully curated assortment resonated with our guests and delivered healthy traffic, record brand awareness, and strong member growth. I am proud of how our teams drove these results while making meaningful progress on our multi-year, transformational investment agenda to enable new capabilities for future growth,” said Dave Kimbell, chief executive officer. “We enter 2024 well-positioned to drive strong top and bottom-line growth, build on our foundational capabilities, and unlock further advantages of our differentiated model.  While we are mindful the near-term macro environment remains dynamic, we are optimistic about the resiliency of the beauty category, energized by the growth opportunities ahead of us, and confident in our ability to deliver for our guests and our shareholders.”

Kimbell continued, “International expansion represents an incremental, long-term opportunity for Ulta Beauty to extend our reach and leverage our differentiated value proposition. We have evaluated various operating models and partners, and geographies, and we are excited to announce the formation of a joint venture with Axo, a highly experienced operator of global brands, to launch and operate Ulta Beauty in Mexico in 2025.”

Fourth Quarter of Fiscal 2023 Compared to Fourth Quarter of Fiscal 2022

●	Net sales increased 10.2% to $3.6 billion compared to $3.2 billion, primarily due to increased comparable sales, strong new store performance, strong growth in other revenue, and the benefit of an extra week of sales in fiscal 2023. Net sales in the 53rd week were approximately $181.9 million.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 2.5% compared to an increase of 15.6%, driven by a 4.5% increase in transactions and a 1.9% decrease in average ticket.
●	Gross profit increased 10.6% to $1.3 billion compared to $1.2 billion. As a percentage of net sales, gross profit increased to 37.7% compared to 37.6%, primarily due to strong growth in other revenue, lower shipping rates, and leverage of supply chain costs, largely offset by lower merchandise margin.
●	Selling, general and administrative (SG&A) expenses increased 7.6% to $820.4 million compared to $762.7 million. As a percentage of net sales, SG&A expenses decreased to 23.1% compared to 23.6%, primarily due to lower incentive compensation and leverage of marketing expenses and store payroll and benefits, partially offset by deleverage of corporate overhead due to strategic investments and store expenses.
●	Operating income increased 15.5% to $517.1 million, or 14.5% of net sales, compared to $447.6 million, or 13.9% of net sales.
●	Net interest income decreased to $3.3 million compared to $4.4 million due to interest paid on borrowings during the quarter.
●	The tax rate decreased to 24.2% compared to 24.6% primarily due to benefits from a decrease in state income taxes.
●	Net income increased 15.7% to $394.4 million compared to $340.8 million.
●	Diluted earnings per share increased 21.0% to $8.08, including $0.46 due to the extra week of sales, compared to $6.68, including a $0.02 benefit due to income tax accounting for stock-based compensation.

Full Year of Fiscal 2023 Compared to Full Year of Fiscal 2022

●	Net sales increased 9.8% to $11.2 billion compared to $10.2 billion, primarily due to increased comparable sales, strong new store performance, strong growth in other revenue, and the benefit of the 53rd week of sales in fiscal 2023.
●	Comparable sales increased 5.7% compared to an increase of 15.6%, driven by a 7.4% increase in transactions and a 1.5% decrease in average ticket.
●	Gross profit increased 8.3% to $4.4 billion compared to $4.0 billion. As a percentage of net sales, gross profit decreased to 39.1% compared to 39.6%, primarily due to lower merchandise margin and higher inventory shrink, partially offset by strong growth in other revenue and leverage of store fixed costs.
●	SG&A expenses increased 12.5% to $2.7 billion compared to $2.4 billion. As a percentage of net sales, SG&A expenses increased to 24.0% compared to 23.5%, primarily due to higher corporate overhead due to strategic investments, higher store payroll and benefits, higher marketing expenses, and higher store expenses, partially offset by lower incentive compensation.
●	Operating income increased 2.4% to $1.7 billion, or 15.0% of net sales, compared to $1.6 billion, or 16.1% of net sales.

●	Net interest income increased to $17.6 million compared to $4.9 million, due to higher average interest rates on cash balances.
●	The tax rate decreased to 23.9% compared to 24.4%, primarily due to a decrease in state income taxes and benefits from income tax accounting for stock-based compensation.
●	Net income increased 3.9% to $1.3 billion compared to $1.2 billion.
●	Diluted earnings per share increased 8.4% to $26.03, including a $0.14 benefit due to income tax accounting for stock-based compensation and a $0.46 benefit due to the 53rd week, compared to $24.01, including a $0.07 benefit due to income tax accounting for stock-based compensation.

Balance Sheet

Cash and cash equivalents at the end of the fourth quarter of fiscal 2023 totaled $766.6 million.

Merchandise inventories, net at the end of the fourth quarter of fiscal 2023 increased 8.6% to $1.7 billion compared to $1.6 billion at the end of the fourth quarter of fiscal 2022. The increase was primarily due to inventory to support new brand launches, 30 net new stores, increase in distribution center inventory primarily due to the opening of the new market fulfillment center in Greer, SC, and product cost increases.

As previously announced, during the third quarter of fiscal 2023, the Company borrowed $195.4 million on its revolving credit facility to support ongoing capital allocation priorities, including share repurchases and capital expenditures, and merchandise inventory growth. During the fourth quarter of fiscal 2023, the Company repaid all amounts borrowed, together with interest due. At the end of the fourth quarter of fiscal 2023, the Company had no borrowings outstanding under the revolving credit facility.

On March 13, 2024, the Company entered into an Amendment No. 3 to its Second Amended and Restated Loan Agreement, which amended and restated the existing agreement. The new loan agreement extends the maturity of the facility to March 13, 2029, provides maximum revolving loans equal to the lesser of $800 million or a percentage of eligible owned inventory, contains a $50 million sub-facility for letters of credit and allows the Company to increase the revolving facility by an additional $200 million.

Share Repurchase Program

During the fourth quarter of fiscal 2023, the Company repurchased 352,005 shares of its common stock at a cost of $159.5 million. During fiscal 2023, the Company repurchased 2.2 million shares of its common stock at a cost of $1.0 billion. As of February 3, 2024, $99.9 million remained available under the $2.0 billion share repurchase program announced in March 2022.

Since 2014, Ulta Beauty has returned $5.8 billion to shareholders through its share repurchase program, while continuing to make strategic growth investments.

On March 12, 2024, the Company’s board of directors approved a new share repurchase authorization of $2.0 billion, which replaces the prior authorization implemented in March 2022. Under the new program, as under the previous program, the Company may repurchase outstanding shares of the Company's common stock from time to time through accelerated share repurchases, privately negotiated transactions, or open market transactions, including under plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934. The new program has no expiration date but may be terminated by the Board at any time.

Store Update

Real estate activity in the fourth quarter of fiscal 2023 included 13 new stores located in Anaheim, CA; Brea, CA; Brenham, TX; Dartmouth, MA; Glassboro, NJ; Goldsboro, NC; Hialeah, FL; Jacksonville, FL; Land O'Lakes, FL; Missouri City, TX; Orange, CT; Orlando, FL; and Venice, FL. In addition, the Company relocated two stores, remodeled two stores, and closed two stores. During fiscal 2023, the Company opened 33 new stores, relocated seven stores, remodeled 18 stores, and closed three stores.

At the end of the fourth quarter of fiscal 2023, the Company operated 1,385 stores totaling 14.5 million square feet.

Fiscal 2024 Outlook

For fiscal 2024, the Company plans to:

FY24 Outlook
Net sales	$11.7 billion to $11.8 billion
Comparable sales	4% to 5%
New stores, net	60-65
Remodel and relocation projects	40-45
Operating margin	14.0% to 14.3%
Diluted earnings per share	$26.20 to $27.00
Share repurchases	approximately $1 billion
Interest income	approximately $11 million
Effective tax rate	approximately 24.3%
Capital expenditures	$415 million to $490 million
Depreciation and amortization expense	$275 million to $280 million

Conference Call Information

A conference call to discuss fourth quarter of fiscal 2023 results is scheduled for today, March 14, 2024 at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts who are interested in participating in the call are invited to dial (877) 704-4453. Participants may also listen to a real-time audio webcast of the conference call by visiting the Investor Relations section of the Company’s website located at https://www.ulta.com/investor. A replay will be made available online approximately two hours following the live call for a period of 30 days.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest specialty U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates 1,385 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the Company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation, elevated interest rates and recessionary concerns, as well as continuing labor cost pressures, and transportation and shipping cost pressures, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the macroeconomic conditions and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (our replacement enterprise resource planning platform), and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment centers, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	changes in the good relationships we have with our brand partners, our ability to continue to obtain sufficient merchandise from our brand partners, and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	our ability to effectively manage our inventory and protect against inventory shrink;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	epidemics, pandemics or natural disasters could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;

●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;
●	a decline in operating results may lead to asset impairment and store closure charges; and
●	other risk factors detailed in the Company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 28, 2023, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The Company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	14 Weeks Ended		13 Weeks Ended
	February 3,		January 28,
	2024		2023
	(Unaudited)		(Unaudited)
Net sales	$3,554,298	100.0%	$3,226,773	100.0%
Cost of sales	2,213,734	62.3%	2,014,270	62.4%
Gross profit	1,340,564	37.7%	1,212,503	37.6%

Selling, general and administrative expenses	820,360	23.1%	762,706	23.6%
Pre-opening expenses	3,114	0.1%	2,179	0.1%
Operating income	517,090	14.5%	447,618	13.9%
Interest income, net	(3,328)	(0.1%)	(4,378)	(0.1%)
Income before income taxes	520,418	14.6%	451,996	14.0%
Income tax expense	126,049	3.5%	111,245	3.4%
Net income	$394,369	11.1%	$340,751	10.6%

Net income per common share:
Basic	$8.13		$6.73
Diluted	$8.08		$6.68

Weighted average common shares outstanding:
Basic	48,500		50,624
Diluted	48,795		50,976

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	53 Weeks Ended		52 Weeks Ended
	February 3,		January 28,
	2024		2023
	(Unaudited)
Net sales	$11,207,303	100.0%	$10,208,580	100.0%
Cost of sales	6,826,203	60.9%	6,164,070	60.4%
Gross profit	4,381,100	39.1%	4,044,510	39.6%

Selling, general and administrative expenses	2,694,561	24.0%	2,395,299	23.5%
Pre-opening expenses	8,510	0.1%	10,601	0.1%
Operating income	1,678,029	15.0%	1,638,610	16.1%
Interest income, net	(17,622)	(0.2%)	(4,934)	(0.0%)
Income before income taxes	1,695,651	15.1%	1,643,544	16.1%
Income tax expense	404,646	3.6%	401,136	3.9%
Net income	$1,291,005	11.5%	$1,242,408	12.2%

Net income per common share:
Basic	$26.18		$24.17
Diluted	$26.03		$24.01

Weighted average common shares outstanding:
Basic	49,304		51,403
Diluted	49,596		51,738

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	February 3,	January 28,
	2024	2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$766,594	$737,877
Receivables, net	207,939	199,422
Merchandise inventories, net	1,742,136	1,603,451
Prepaid expenses and other current assets	115,598	130,246
Prepaid income taxes	4,251	38,308
Total current assets	2,836,518	2,709,304

Property and equipment, net	1,182,335	1,009,273
Operating lease assets	1,574,530	1,561,263
Goodwill	10,870	10,870
Other intangible assets, net	510	1,312
Deferred compensation plan assets	43,516	35,382
Other long-term assets	58,732	43,007
Total assets	$5,707,011	$5,370,411

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$544,001	$559,527
Accrued liabilities	382,468	444,278
Deferred revenue	436,591	394,677
Current operating lease liabilities	283,821	283,293
Accrued income taxes	11,310	—
Total current liabilities	1,658,191	1,681,775

Non-current operating lease liabilities	1,627,271	1,619,883
Deferred income taxes	85,921	55,346
Other long-term liabilities	56,300	53,596
Total liabilities	3,427,683	3,410,600

Commitments and contingencies

Total stockholders’ equity	2,279,328	1,959,811
Total liabilities and stockholders’ equity	$5,707,011	$5,370,411

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	53 Weeks Ended	52 Weeks Ended
	February 3,	January 28,
	2024	2023
	(Unaudited)
Operating activities
Net income	$1,291,005	$1,242,408
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	243,840	241,372
Non-cash lease expense	332,754	301,912
Deferred income taxes	30,575	15,653
Stock-based compensation expense	48,246	43,044
Loss on disposal of property and equipment	11,419	6,688
Change in operating assets and liabilities:
Receivables	(8,517)	34,260
Merchandise inventories	(138,685)	(104,233)
Prepaid expenses and other current assets	14,648	(19,432)
Income taxes	45,367	(45,182)
Accounts payable	(20,873)	8,309
Accrued liabilities	(62,238)	48,249
Deferred revenue	41,914	41,098
Operating lease liabilities	(338,105)	(324,500)
Other assets and liabilities	(15,084)	(7,731)
Net cash provided by operating activities	1,476,266	1,481,915

Investing activities
Capital expenditures	(435,267)	(312,126)
Other investments	(6,158)	(2,458)
Net cash used in investing activities	(441,425)	(314,584)

Financing activities
Borrowings from credit facility	195,400	—
Payments on credit facility	(195,400)	—
Repurchase of common shares	(995,738)	(900,033)
Stock options exercised	12,176	46,011
Purchase of treasury shares	(22,562)	(6,992)
Net cash used in financing activities	(1,006,124)	(861,014)

Net increase in cash and cash equivalents	28,717	306,317
Cash and cash equivalents at beginning of year	737,877	431,560
Cash and cash equivalents at end of year	$766,594	$737,877

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2023	quarter	quarter	quarter	end of the quarter
1st Quarter	1,355	5	1	1,359
2nd Quarter	1,359	3	0	1,362
3rd Quarter	1,362	12	0	1,374
4th Quarter	1,374	13	2	1,385

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2023	the quarter	quarter	during the quarter	quarter
1st Quarter	14,200,403	54,495	9,984	14,244,914
2nd Quarter	14,244,914	27,530	0	14,272,444
3rd Quarter	14,272,444	133,421	0	14,405,865
4th Quarter	14,405,865	132,464	22,736	14,515,593

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	14 Weeks Ended	13 Weeks Ended
	February 3,	January 28,
	2024	2023
Cosmetics	39%	40%
Skincare	18%	16%
Haircare products and styling tools	18%	20%
Fragrance and bath	19%	18%
Services	3%	3%
Accessories and other	3%	3%
	100%	100%

	53 Weeks Ended	52 Weeks Ended
	February 3,	January 28,
	2024	2023
Cosmetics	41%	42%
Skincare	19%	17%
Haircare products and styling tools	19%	21%
Fragrance and bath	15%	14%
Services	3%	3%
Accessories and other	3%	3%
	100%	100%